Exhibit 99.1

Ocera Reports Fourth Quarter and Year-End 2013 Financial Results

PALO ALTO, Calif., March 13, 2014 — Ocera Therapeutics, Inc. (Nasdaq:OCRX), a biopharmaceutical company focused on innovative therapeutics for orphan liver disease, announced today its financial results and other information for the fourth quarter and year ended December 31, 2013. Revenues from continuing operations for the fourth quarter were $0.1 million compared to no revenue for the same period in 2012. Net loss for the fourth quarter from continuing operations was $6.6 million and $0.7 million from discontinued operations, compared to a net loss of $0.7 million in the same period of 2012. As of December 31, 2013, Ocera had cash, cash equivalents and investments of $47.2 million.

Ocera Business Update

During the fourth quarter, Ocera initiated a “Stop HE” Phase 2b study of OCR-002 for the treatment of acute hepatic encephalopathy (HE).  This study is a placebo-controlled, double blind trial evaluating the efficacy, safety and pharmacokinetics of OCR-002, or ornithine phenylacetate, in hospitalized patients with liver cirrhosis and an acute episode of HE.

In addition, Ocera completed a $28.0 million private placement in November 2013.

Finally, in December 2013, Ocera executed an agreement to transfer ownership of certain equipment and tangible materials, and to grant a license to its intellectual property rights, related to its Macrocylic Template Chemistry (MATCH™) discovery platform in exchange for $4.0 million.

Ocera Fourth Quarter and Year-End Financial Results

On July 15, 2013, Ocera Therapeutics, Inc., a private company, consummated a reverse merger with Tranzyme, Inc. The resulting public entity became Ocera Therapeutics, Inc.  As private Ocera was the accounting acquirer, our financial statements reflect only private Ocera financial statements prior to the closing of the merger.

Upon the restructuring of Tranzyme Pharma Inc., Ocera’s Canadian subsidiary, and disposal of related assets, the operations and cash flows of this component were eliminated from ongoing operations of Ocera. As a result, the Company classified the results of operations of Tranzyme Pharma Inc. and the related restructuring costs as net loss from discontinued operations and classified the assets and liabilities of Tranzyme Pharma Inc. as assets and liabilities, respectively, of discontinued operations.

Revenues from continuing operations for the fourth quarter and year ended December 31, 2013 were $0.1 million, compared to no revenue for the same periods in 2012. Research and development expenses for the fourth quarter of 2013 increased to $1.8 million from $0.3 million for the same period in 2012. Research and development expenses for the year ended December 31, 2013 increased to $3.5 million compared to $1.6 million for the year ended December 31, 2012. The increase for both the quarterly and yearly periods was due primarily to higher stock-based and compensation expense and the commencement of our Phase 2b trial for OCR-002.

Selling, general and administrative expenses for the fourth quarter of 2013 were $3.3 million compared to $0.3 million for the same period in 2012. Selling, general and administrative expenses for the year ended December 31, 2013 were $8.5 million compared to $1.7 million for the year ended December 31, 2012. The increase in for both the quarterly and yearly periods was due primarily to higher stock-based and compensation expense as well as legal, accounting and consulting fees.

In addition, during the fourth quarter of 2013, Ocera recorded an impairment charge of $1.5 million due to the termination of work on a compound developed under the collaboration between Bristol-Myers Squibb and Tranzyme Pharma, Inc.

Net loss for the fourth quarter of 2013 from continuing operations was $6.6 million and $0.7 million from discontinued operations compared to a net loss of $0.7 million for the same period in 2012. The net loss for the year ended December 31, 2013 from continuing operations was $15.5 million and $2.0 million from discontinued operations compared to a net loss of $3.6 million for the year ended December 31, 2012. Basic and diluted net loss per share were $0.53 for the fourth quarter of 2013 compared to basic and diluted net loss per share of $1.16 for the same period in 2012. For the year ended December 31, 2013, basic and diluted net loss per share were $2.85, compared to basic and diluted net loss per share of $5.76 for the year ended December 31, 2012.

Financial Guidance

Ocera expects the net use of cash for 2014 to be approximately $30 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus investments at December 31, 2014 and the actual balances at December 31, 2013).

Conference Call

Ocera will host a conference call at 5:00 p.m. Eastern Time (2:00 pm Pacific Time) today to discuss its financial results and provide an update on its business, including its ongoing clinical programs of OCR-002. To access the conference call via the Internet, go to www.ocerainc.com. To access the live conference call via phone, dial 1-877-317-6789. International callers may access the live call by dialing 1-412-317-6789. The reference name to enter the call is Ocera Therapeutics, Inc.

The replay of the conference call may be accessed later today after 8:00 p.m. Eastern Time (5:00 pm Pacific Time) via the Internet, at www.ocerainc.com, or via phone at 1-877-344-7529 for domestic callers, or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10042196.

Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP.  The information set forth below is not necessarily indicative of our results of future operations.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger under development for the treatment of hyperammonemia and associated hepatic encephalopathy (HE) in patients with liver cirrhosis, acute liver failure and acute liver injury. HE is a serious complication of liver failure and cirrhosis where elevation of ammonia concentration in the blood and brain can lead to deterioration of neurocognitive function. OCR-002 has been granted orphan drug designation and fast track status by the US Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant HE. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program and net use of cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Ocera Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three-Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Royalty revenue	$52	$—	$85	$—
Total revenue	52	—	85	—
Operating expenses:
Research and development	1,764	296	3,549	1,642
General and administrative	3,287	344	8,500	1,739
Amortization of intangibles	123	—	295	—
Impairment of intangibles	1,494	—	3,070	—
Total operating expenses	6,668	640	15,414	3,381
Loss from operations	(6,616)	(640)	(15,329)	(3,381)
Net interest income (expense)	10	(96)	(175)	(182)
Change in fair value of warrant liability	—	10	15	(45)
Net loss from continuing operations	(6,606)	(726)	(15,489)	(3,608)
Net loss from discontinued operations	(688)	—	(2,025)	—
Net loss	$(7,294)	$(726)	$(17,514)	$(3,608)

Net loss per share from continuing operations- basic and diluted	$(0.48)	$(1.16)	$(2.52)	$(5.76)
Net loss per share from discontinued operations- basic and diluted	(0.05)	—	(0.33)	—
Net loss per share-basic and diluted	$(0.53)	$(1.16)	$(2.85)	$(5.76)
Shares used to compute net loss per share-basic and diluted	13,632,204	626,593	6,145,731	626,593

Ocera Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$15,533	$2,303
Short and long-term investments	31,680	—
Working capital (deficit)	42,605	(1,054)
Total assets	51,820	2,410
Convertible notes payable	—	2,908
Convertible preferred stock	—	61,743
Accumulated deficit	(81,486)	(63,972)
Total stockholders’ equity (deficit)	$45,132	$(62,806)